FOR IMMEDIATE RELEASE

Adams Named to Old Point Financial Corporation's Board of Directors

February 13, 2014 Hampton, VA –   Robert F. Shuford, Chairman, President and Chief Executive Officer of Old Point Financial Corporation (Nasdaq "OPOF") announced the following:

Stephen C. Adams has been appointed to Old Point Financial Corporation's Board of Directors.

Mr. Adams is the Group Vice President and Chief Financial Officer of the POMOCO Group, Inc, which was founded in 1946 in Hampton, Virginia.  POMOCO Group, Inc. operates automobile dealerships throughout Hampton Roads with Chrysler, Jeep, Dodge, Nissan, Fiat, and Mitsubishi franchises.  Before joining POMOCO in 1986, Mr. Adams worked for the Financial Accounting Standards Board and for two local accounting firms.  He is a certified public accountant and received both his Bachelor's and Master's degrees in Accounting from the University of Virginia.

Mr. Adams has served on Old Point National Bank's Hampton Regional Board since 2006.  Additionally, he has served as a board member of many organizations including Riverside Life Long Health Services, Hampton Redevelopment and Housing Authority, and Christopher Newport University's Joseph W. Luter III School of Business.

We are proud to welcome Mr. Adams to Old Point Financial Corporation's Board of Directors.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757.251.2792.